EXHIBIT 99.1

MARTIN MIDSTREAM PARTNERS REPORTS FIRST QUARTER 2025 FINANCIAL RESULTS AND DECLARES QUARTERLY CASH DISTRIBUTION

•Net loss of $1.0 million for the first quarter of 2025, which includes $0.8 million of costs associated with the termination of the merger agreement with Martin Resource Management Corporation, compared to net income of $3.3 million for the same period in 2024
•Adjusted EBITDA of $27.8 million for the first quarter of 2025, compared to adjusted EBITDA of $30.4 million for the same period in 2024
•Maintains full year adjusted EBITDA guidance of $109.1 million
•Declares quarterly cash dividend of $0.005 per common unit

KILGORE, Texas, April 16, 2025 (BUSINESS WIRE) -- Martin Midstream Partners L.P. (Nasdaq: MMLP) (“MMLP” or the “Partnership”) today announced its financial results for the first quarter of 2025.

Bob Bondurant, President and Chief Executive Officer of Martin Midstream GP LLC, the general partner of the Partnership, stated, “The Partnership had a good start to 2025 as we generated adjusted EBITDA of $27.8 million in the first quarter. We are maintaining our full year adjusted EBITDA guidance of $109.1 million but are cautious as geopolitical uncertainty and trade tensions may impact our customers and the refineries we serve. We could see an indirect impact to our businesses, especially in our transportation segment, should the proposed tariffs cause a slowdown in the U.S. economy.”

“For the quarter, our Sulfur Services segment benefited from increased sales volumes compared to internal projections due to customers escalating their orders in anticipation of a price increase in the second quarter.”

“In the Transportation segment the marine business saw an increase in utilization compared to the fourth quarter of 2024, which was impacted by lower demand for our heated barges. The land transportation results were stable as pressure on rates was partially offset by higher load count quarter over quarter.”

“The Terminalling and Storage segment was negatively impacted by inflated operating expenses in our specialty and shore-based businesses during the quarter, however, this segment primarily benefits from fixed-fee contracts which include annual adjustments based on a price index, providing stability in cash flows.”

“Lastly, within the Specialty Products segment, the propane business had a strong quarter as winter demand led to high sales volumes. On the other hand, the lubricants business was impacted by lower demand throughout the industry while the grease business unit experienced tighter product margins.”

“During the quarter, growth capital expenditures totaled $0.9 million and maintenance capital expenditures were $4.7 million. On March 31, 2025, our adjusted leverage ratio was 4.21 times compared to 3.96 times on December 31, 2024. This increase was expected as the Partnership funds the semi-annual interest payment related to our outstanding notes in the first and third quarters of the year.”

FIRST QUARTER 2025 OPERATING RESULTS BY BUSINESS SEGMENT

	Operating Income (Loss) ($M)		Adjusted EBITDA ($M)
	Three Months Ended March 31,
	2025	2024	2025	2024
	(Amounts may not add or recalculate due to rounding)
Business Segment:
Transportation	$5.5	$9.8	$8.0	$13.2
Terminalling and Storage	2.1	3.7	7.7	9.0
Sulfur Services	7.7	3.7	11.5	6.7
Specialty Products	3.7	4.5	4.5	5.4
Unallocated Selling, General and Administrative Expense	(4.7)	(3.8)	(3.8)	(3.8)
	$14.4	$17.9	$27.8	$30.4

Transportation Adjusted EBITDA decreased by $5.2 million. In the land division, Adjusted EBITDA declined by $3.9 million, primarily due to lower miles and higher operating expenses. In the marine division, Adjusted EBITDA fell by $1.3 million, driven by reduced inland utilization and day rates. These declines were partially offset by higher offshore transportation rates.

Terminalling and Storage Adjusted EBITDA decreased by $1.3 million. In the specialty terminals division, Adjusted EBITDA decreased by $0.6 million, driven by increased operating expenses. The shore-based terminals division saw a $0.3 million decline in Adjusted EBITDA, primarily due to increased operating expenses and lower space rent revenue. In the underground NGL storage division, Adjusted EBITDA decreased by $0.4 million due to lower throughput revenue. Adjusted EBITDA at our Smackover refinery remained stable at $4.1 million.

Sulfur Services Adjusted EBITDA increased by $4.8 million. In the fertilizer division, Adjusted EBITDA rose by $3.7 million, primarily driven by higher volumes and margins, along with reservation fees related to the DSM Semichem joint venture. In the pure sulfur business, Adjusted EBITDA rose by $0.6 million due to higher volumes and margins. In the sulfur prilling business, Adjusted EBITDA increased $0.5 million, reflecting a volume-driven increase in operating fees.

Specialty Products Adjusted EBITDA decreased by $0.9 million. In the grease division, Adjusted EBITDA fell by $1.2 million, primarily due to lower margins and increased employee-related expenses. The propane division saw a $0.2 million increase in Adjusted EBITDA, driven by stronger margins. The NGL division's Adjusted EBITDA held steady at $0.3 million, reflecting stable volumes and margins. The lubricants division also remained consistent with Adjusted EBITDA of $1.5 million, reflecting slightly higher volumes offset by lower margins.

Unallocated selling, general, and administrative expense remained flat at approximately $3.8 million for both periods, when excluding transaction costs associated with the termination of the merger agreement with Martin Resource Management Corporation.

RESULTS OF OPERATIONS SUMMARY
(in millions, except per unit amounts)

Period	Net Income (Loss)	Net Income (Loss) Per Unit	Adjusted EBITDA	Net Cash Provided by (Used in) Operating Activities	Distributable Cash Flow	Revenues

Three Months Ended March 31, 2025	$(1.0)	$(0.03)	$27.8	$(6.0)	$9.1	$192.5
Three Months Ended March 31, 2024	$3.3	$0.08	$30.4	$10.1	$5.6	$180.8

Reconciliation of Net Income (Loss) to Adjusted EBITDA

(in millions)	Transportation	Terminalling & Storage	Sulfur Services	Specialty Products	SG&A	Interest Expense	1Q 2025 Actual
Net income (loss)	$5.5	$2.1	$7.7	$3.7	$(6.0)	$(14.1)	$(1.0)
Interest expense add back	–	–	–	–	–	$14.1	$14.1
Equity in loss of DSM Semichem LLC	–	–	–	–	$0.2	–	$0.2
Income tax expense	–	–	–	–	$1.1	–	$1.1
Operating Income (loss)	$5.5	$2.1	$7.7	$3.7	$(4.7)	$–	$14.4
Depreciation and amortization	$2.9	$5.6	$3.6	$0.8	–	–	$12.8
Gain on sale or disposition of property, plant, and equipment	$(0.5)	–	–	–	–	–	$(0.5)
Transaction expenses related to the unsuccessful merger with Martin Resource Management Corporation	–	–	–	–	$0.8	–	$0.8
Non-cash contractual revenue deferral adjustment	–	–	$0.2	–	–	–	$0.2
Unit-based compensation	–	–	–	–	–	–	–
Adjusted EBITDA	$8.0	$7.7	$11.5	$4.5	$(3.8)	$–	$27.8

NON-GAAP FINANCIAL MEASURES

EBITDA, Adjusted EBITDA, Distributable Cash Flow and Adjusted Free Cash Flow are non-GAAP financial measures which are explained in greater detail below under the heading "Use of Non-GAAP Financial Information." The Partnership has also included below tables entitled "Reconciliation of Net Income (Loss) to EBITDA and Adjusted EBITDA” and “Reconciliation of Net Cash Provided by Operating Activities to Adjusted EBITDA, Distributable Cash Flow, and Adjusted Free Cash Flow” in order to show the components of these non-GAAP financial measures and their reconciliation to the most comparable GAAP measurement.

An attachment included in the Current Report on Form 8-K to which this announcement is included contains a comparison of the Partnership’s Adjusted EBITDA for the first quarter 2025 to the Partnership's Adjusted EBITDA for the first quarter 2024.

CAPITALIZATION

	March 31, 2025	December 31, 2024
	($ in millions)
Debt Outstanding:
Revolving Credit Facility, Due February 2027 [1]	$66.0	$53.5
Finance lease obligations	0.1	0.1
11.50% Senior Secured Notes, Due February 2028	400.0	400.0
Total Debt Outstanding:	$466.1	$453.6

Summary Credit Metrics:
Revolving Credit Facility - Total Capacity	$150.0	$150.0
Revolving Credit Facility - Available Liquidity [2]	$23.4	$80.7
Total Adjusted Leverage Ratio [3]	4.21x	3.96x
Senior Leverage Ratio [3]	0.60x	0.47x
Interest Coverage Ratio [3]	2.07x	2.14x

1 The Partnership was in compliance with all debt covenants as of March 31, 2025 and December 31, 2024.
2 Effective March 31, 2025, in accordance with the terms of the Partnership’s credit agreement, the maximum total leverage ratio under the credit facility stepped down from 4.75x to 4.50x.
3 As calculated under the Partnership's revolving credit facility.

QUARTERLY CASH DISTRIBUTION

The Partnership has declared a quarterly cash distribution of $0.005 per unit for the quarter ended March 31, 2025. The distribution is payable on May 15, 2025, to common unitholders of record as of the close of business on May 8, 2025. The ex-dividend date for the cash distribution is May 8, 2025.

Qualified Notice to Nominees

This release is intended to serve as qualified notice under Treasury Regulation Section 1.1446-4(b)(4) and (d). Brokers and nominees should treat one hundred percent (100%) of MMLP’s distributions to non-U.S. investors as being attributable to income that is effectively connected with a United States trade or business. Accordingly, MMLP’s distributions to non-U.S. investors are subject to federal income tax withholding at the highest applicable effective tax rate. For purposes of Treasury Regulation section 1.1446(f)-4(c)(2)(iii), brokers and nominees should treat one hundred percent (100%) of the distributions as being in excess of cumulative net income for purposes of determining the amount to withhold. Nominees, and not Martin Midstream Partners L.P., are treated as withholding agents responsible for any necessary withholding on amounts received by them on behalf of foreign investors.

About Martin Midstream Partners

Martin Midstream Partners L.P., headquartered in Kilgore, Texas, is a publicly traded limited partnership with a diverse set of operations focused primarily in the Gulf Coast region of the United States. MMLP’s primary business lines include: (1) terminalling, processing, and storage services for petroleum products and by-products; (2) land and marine transportation services for petroleum products and by-products, chemicals, and specialty products; (3) sulfur and sulfur-based products processing, manufacturing, marketing and distribution; and (4) marketing, distribution, and transportation services for natural gas liquids and blending and packaging services for specialty lubricants and grease. To learn more, visit www.MMLP.com. Follow Martin Midstream Partners L.P. on LinkedIn, Facebook, and X.

Forward-Looking Statements

Statements about the Partnership’s outlook and all other statements in this release other than historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements and all references to financial estimates rely on a number of assumptions concerning future events and are subject to a number of uncertainties, including (i) the effects of the continued volatility of commodity prices and the related macroeconomic and political environment, (ii) uncertainties relating to the Partnership’s future cash flows and operations, (iii) the Partnership’s ability to pay future distributions, (iv) future market conditions, (v) current and future governmental regulation, (vi) future taxation, and (vii) other factors, many of which are outside its control, which could cause actual results to differ materially from such statements. While the Partnership believes that the assumptions concerning future events are reasonable, it cautions that there are inherent difficulties in anticipating or predicting certain important factors. A discussion of these factors, including risks and uncertainties, is set forth in the Partnership’s annual and quarterly reports filed from time to time with the Securities and Exchange Commission (the “SEC”). The Partnership disclaims any intention or obligation to revise any forward-looking statements, including financial estimates, whether as a result of new information, future events, or otherwise except where required to do so by law.

Use of Non-GAAP Financial Information

To assist management in assessing our business, we use the following non-GAAP financial measures: earnings before interest, taxes, and depreciation and amortization ("EBITDA"), Adjusted EBITDA (as defined below), distributable cash flow available to common unitholders (“Distributable Cash Flow”), and free cash flow after growth capital expenditures and principal payments under finance lease obligations ("Adjusted Free Cash Flow"). Our management uses a variety of financial and operational measurements other than our financial statements prepared in accordance with U.S. GAAP to analyze our performance.

Certain items excluded from EBITDA and Adjusted EBITDA are significant components in understanding and assessing an entity's financial performance, such as cost of capital and historical costs of depreciable assets.

EBITDA and Adjusted EBITDA. We define Adjusted EBITDA as EBITDA before unit-based compensation expenses, gains and losses on the disposition of property, plant and equipment, impairment and other similar non-cash adjustments, and transaction costs associated with business combination, merger, and divestiture activities. Adjusted EBITDA is used as a supplemental performance and liquidity measure by our management and by external users of our financial statements, such as investors, commercial banks, research analysts, and others, to assess:

•the financial performance of our assets without regard to financing methods, capital structure, or historical cost basis;
•the ability of our assets to generate cash sufficient to pay interest costs, support our indebtedness, and make cash distributions to our unitholders; and
•our operating performance and return on capital as compared to those of other companies in the midstream energy sector, without regard to financing methods or capital structure.

The GAAP measures most directly comparable to Adjusted EBITDA are Net Income (Loss) and Net Cash Provided by (Used In) Operating Activities. Adjusted EBITDA should not be considered an alternative to, or more meaningful than, Net Income (Loss), Operating Income (Loss), Net Cash Provided by (Used in) Operating Activities, or any other measure of financial performance presented in accordance with GAAP. Adjusted EBITDA may not be comparable to similarly titled measures of other companies because other companies may not calculate Adjusted EBITDA in the same manner.

Adjusted EBITDA does not include interest expense, income tax expense, and depreciation and amortization. Because we have borrowed money to finance our operations, interest expense is a necessary element of our costs and our ability to generate cash available for distribution. Because we have capital assets, depreciation and amortization are also necessary elements of our costs. Therefore, any measures that exclude these elements have material limitations. To compensate for these limitations, we believe that it is important to consider Net Income (Loss) and Net cash Provided by (Used in) Operating Activities as determined under GAAP, as well as Adjusted EBITDA, to evaluate our overall performance.

Distributable Cash Flow. We define Distributable Cash Flow as Net Cash Provided by (Used in) Operating Activities less cash received (plus cash paid) for closed commodity derivative positions included in Accumulated Other Comprehensive Income (Loss), plus changes in operating assets and liabilities which (provided) used cash, less maintenance capital expenditures and plant turnaround costs. Distributable Cash Flow is a significant performance measure used by our management and by external users of our financial statements, such as investors, commercial banks and research analysts, to compare basic cash flows generated by us to the cash distributions we expect to pay unitholders. Distributable Cash Flow is also an important financial measure for our unitholders since it serves as an indicator of our success in providing a cash return on investment. Specifically, this financial measure indicates to investors whether or not we are generating cash flow at a level that can sustain or support an increase in our quarterly distribution rates. Distributable Cash Flow is also a quantitative standard used throughout the investment community with respect to publicly-traded partnerships because the value of a unit of such an entity is generally determined by the unit's yield, which in turn is based on the amount of cash distributions the entity pays to a unitholder.

Adjusted Free Cash Flow. We define Adjusted Free Cash Flow as Distributable Cash Flow less growth capital expenditures and principal payments under finance lease obligations. Adjusted Free Cash Flow is a significant performance measure used by our management and by external users of our financial statements and represents how much cash flow a business generates during a specified time period after accounting for all capital expenditures, including expenditures for growth and maintenance capital projects. We believe that Adjusted Free Cash Flow is important to investors, lenders, commercial banks and research analysts since it reflects the amount of cash available for reducing debt, investing in additional capital projects, paying distributions, and similar matters. Our calculation of Adjusted Free Cash Flow may or may not be comparable to similarly titled measures used by other entities.

The GAAP measure most directly comparable to Distributable Cash Flow and Adjusted Free Cash Flow is Net Cash Provided by (Used in) Operating Activities. Distributable Cash Flow and Adjusted Free Cash Flow should not be considered alternatives to, or more meaningful than, Net Income (Loss), Operating Income (Loss), Net Cash Provided by (Used in) Operating Activities, or any other measure of liquidity presented in accordance with GAAP. Distributable Cash Flow and Adjusted Free Cash Flow have important limitations because they exclude some items that affect Net Income (Loss), Operating Income (Loss), and Net Cash Provided by (Used in) Operating Activities. Distributable Cash Flow and Adjusted Free Cash Flow may not be comparable to similarly titled measures of other companies because other companies may not calculate these non-GAAP metrics in the same manner. To compensate for these limitations, we believe that it is important to consider Net Cash Provided by (Used in) Operating Activities determined under GAAP, as well as Distributable Cash Flow and Adjusted Free Cash Flow, to evaluate our overall liquidity.

Contact:

Sharon Taylor - Executive Vice President & Chief Financial Officer
(877) 256-6644
ir@mmlp.com

MMLP-F

MARTIN MIDSTREAM PARTNERS L.P.
CONSOLIDATED AND CONDENSED BALANCE SHEETS
(Dollars in thousands)

	March 31, 2025	December 31, 2024
	(Unaudited)	(Audited)
Assets
Cash	$52	$55
Accounts and other receivables, less allowance for doubtful accounts of $1,245 and $940, respectively	64,405	53,569
Inventories	44,418	51,707
Due from affiliates	9,640	13,694
Other current assets	11,131	11,454
Total current assets	129,646	130,479

Property, plant and equipment, at cost	957,515	954,059
Accumulated depreciation	(657,576)	(648,609)
Property, plant and equipment, net	299,939	305,450

Goodwill	16,671	16,671
Right-of-use assets	68,658	67,140
Investment in DSM Semichem LLC	7,106	7,314
Deferred income taxes, net	10,160	9,946
Other assets, net	1,230	1,509
Total assets	$533,410	$538,509

Liabilities and Partners’ Capital (Deficit)
Current installments of long-term debt and finance lease obligations	$14	$14
Trade and other accounts payable	57,852	61,599
Product exchange payables	572	798
Due to affiliates	2,418	4,927
Income taxes payable	2,552	1,283
Other accrued liabilities	32,828	46,880
Total current liabilities	96,236	115,501

Long-term debt, net	451,449	437,635
Finance lease obligations	51	55
Operating lease liabilities	48,430	47,815
Other long-term obligations	8,872	7,942
Total liabilities	605,038	608,948

Commitments and contingencies
Partners’ capital (deficit)	(71,628)	(70,439)
Total liabilities and partners' capital (deficit)	$533,410	$538,509

MARTIN MIDSTREAM PARTNERS L.P.
CONSOLIDATED AND CONDENSED STATEMENTS OF OPERATIONS
(Unaudited)
(Dollars in thousands, except per unit amounts)

	Three Months Ended
	March 31,
	2025	2024
Revenues:
Terminalling and storage *	$21,549	$22,517
Transportation *	52,985	58,307
Sulfur services	4,223	3,477
Product sales: *
Specialty products	69,305	66,325
Sulfur services	44,481	30,204
	113,786	96,529
Total revenues	192,543	180,830

Costs and expenses:
Cost of products sold: (excluding depreciation and amortization)
Specialty products *	60,494	57,230
Sulfur services *	29,082	20,399
Terminalling and storage *	—	18
	89,576	77,647
Expenses:
Operating expenses *	64,454	63,934
Selling, general and administrative *	11,774	8,913
Depreciation and amortization	12,816	12,649
Total costs and expenses	178,620	163,143

Gain on disposition or sale of property, plant and equipment	479	208
Operating income	14,402	17,895

Other income (expense):
Interest expense, net	(14,107)	(13,842)
Equity in loss of DSM Semichem LLC	(209)	—
Other, net	(2)	16
Total other expense	(14,318)	(13,826)

Net income before taxes	84	4,069
Income tax expense	(1,117)	(796)
Net income (loss)	(1,033)	3,273
Less general partner's interest in net income (loss)	21	(65)
Less income (loss) allocable to unvested restricted units	4	(12)
Limited partners' interest in net income (loss)	$(1,008)	$3,196

Net income (loss) per unit attributable to limited partners - basic	$(0.03)	$0.08
Net income (loss) per unit attributable to limited partners - diluted	$(0.03)	$0.08
Weighted average limited partner units - basic	38,882,982	38,828,737
Weighted average limited partner units - diluted	38,919,878	38,836,165

*Related Party Transactions Shown Below

MARTIN MIDSTREAM PARTNERS L.P.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(Dollars in thousands, except per unit amounts)

*Related Party Transactions Included Above

	Three Months Ended
	March 31,
	2025	2024
Revenues:*
Terminalling and storage	$17,262	$18,549
Transportation	7,970	8,601
Product Sales	1,300	129
Costs and expenses:*
Cost of products sold: (excluding depreciation and amortization)
Specialty products	6,010	6,573
Sulfur services	3,121	2,993
Terminalling and storage	—	18
Expenses:
Operating expenses	27,565	26,423
Selling, general and administrative	7,892	6,863

MARTIN MIDSTREAM PARTNERS L.P.
CONSOLIDATED AND CONDENSED STATEMENTS OF CAPITAL (DEFICIT)
(Unaudited)
(Dollars in thousands)

	Partners’ Capital (Deficit)
	Common Limited		General Partner Amount
	Units	Amount		Total
Balances - December 31, 2024	39,001,086	$(71,877)	$1,438	$(70,439)
Net loss	—	(1,012)	(21)	(1,033)
Issuance of restricted units	54,000	—	—	—
Cash distributions	—	(195)	(4)	(199)
Unit-based compensation	—	43	—	43
Balances - March 31, 2025	39,055,086	$(73,041)	$1,413	$(71,628)

	Partners’ Capital (Deficit)
	Common Limited		General Partner Amount
	Units	Amount		Total
Balances - December 31, 2023	38,914,806	$(66,182)	$1,558	$(64,624)
Net income	—	3,208	65	3,273
Issuance of restricted units	86,280	—	—	—
Cash distributions	—	(195)	(4)	(199)
Unit-based compensation	—	54	—	54
Balances - March 31, 2024	39,001,086	$(63,115)	$1,619	$(61,496)

MARTIN MIDSTREAM PARTNERS L.P.
CONSOLIDATED AND CONDENSED STATEMENTS OF CASH FLOWS
(Unaudited)
(Dollars in thousands)

	Three Months Ended
	March 31,
	2025	2024
Cash flows from operating activities:
Net income (loss)	$(1,033)	$3,273
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	12,816	12,649
Amortization of deferred debt issuance costs	777	766
Amortization of debt discount	600	600
Deferred income tax expense	(214)	(326)
Gain on disposition or sale of property, plant and equipment, net	(479)	(208)
Equity in loss of DSM Semichem LLC	209	—
Non cash unit-based compensation	43	54
Change in current assets and liabilities, excluding effects of acquisitions and dispositions:
Accounts and other receivables	(10,836)	(4,726)
Inventories	7,289	2,412
Due from affiliates	4,054	1,889
Other current assets	(1,080)	705
Trade and other accounts payable	(2,658)	7,579
Product exchange payables	(226)	(173)
Due to affiliates	(2,509)	(332)
Income taxes payable	1,269	1,063
Other accrued liabilities	(14,913)	(15,365)
Change in other non-current assets and liabilities	872	249
Net cash provided by (used in) operating activities	(6,019)	10,109

Cash flows from investing activities:
Payments for property, plant and equipment	(5,875)	(11,670)
Payments for plant turnaround costs	(822)	(5,960)
Proceeds from sale of property, plant and equipment	479	235
Net cash used in investing activities	(6,218)	(17,395)

Cash flows from financing activities:
Payments of long-term debt	(42,500)	(57,500)
Payments under finance lease obligations	(4)	—
Proceeds from long-term debt	55,000	65,000
Payment of debt issuance costs	(63)	(15)
Cash distributions paid	(199)	(199)
Net cash provided by (used in) financing activities	12,234	7,286

Net increase in cash	(3)	—
Cash at beginning of period	55	54
Cash at end of period	$52	$54

Non-cash additions to property, plant and equipment	$1,572	$2,706

MARTIN MIDSTREAM PARTNERS L.P.
SEGMENT OPERATING INCOME
(Unaudited)
(Dollars and volumes in thousands, except BBL per day)

Transportation Segment

Comparative Results of Operations for the Three Months Ended March 31, 2025 and 2024

	Three Months Ended March 31,		Variance	Percent Change
	2025	2024
	(In thousands)
Revenues	$57,475	$62,042	$(4,567)	(7)%
Operating expenses	46,647	46,641	6	—%
Selling, general and administrative expenses	2,868	2,200	668	30%
Depreciation and amortization	2,932	3,476	(544)	(16)%
	$5,028	$9,725	$(4,697)	(48)%
Gain on disposition or sale of property, plant and equipment	478	106	372	351%
Operating income	$5,506	$9,831	$(4,325)	(44)%

Terminalling and Storage Segment

Comparative Results of Operations for the Three Months Ended March 31, 2025 and 2024

	Three Months Ended March 31,		Variance	Percent Change
	2025	2024
	(In thousands, except BBL per day)

Revenues	$23,414	$24,285	$(871)	(4)%
Cost of products sold	—	18	(18)	(100)%
Operating expenses	14,813	15,035	(222)	(1)%
Selling, general and administrative expenses	923	282	641	227%
Depreciation and amortization	5,569	5,395	174	3%
	2,109	3,555	(1,446)	(41)%
Gain on disposition or sale of property, plant and equipment	1	102	(101)	(99)%
Operating income	$2,110	$3,657	$(1,547)	(42)%

Shore-based throughput volumes (gallons)	38,491	45,769	(7,278)	(16)%
Smackover refinery throughput volumes (guaranteed minimum) (BBL per day)	6,500	6,500	—	—%

Sulfur Services Segment

Comparative Results of Operations for the Three Months Ended March 31, 2025 and 2024

	Three Months Ended March 31,		Variance	Percent Change
	2025	2024
	(In thousands)
Revenues:
Services	$4,223	$3,477	$746	21%
Products	44,481	30,204	14,277	47%
Total revenues	48,704	33,681	15,023	45%

Cost of products sold	32,002	22,771	9,231	41%
Operating expenses	3,832	2,940	892	30%
Selling, general and administrative expenses	1,597	1,303	294	23%
Depreciation and amortization	3,557	2,982	575	19%
Operating income	$7,716	$3,685	$4,031	109%

Sulfur (long tons)	123	92	31	34%
Fertilizer (long tons)	97	73	24	33%
Total sulfur services volumes (long tons)	220	165	55	33%

Specialty Products Segment

Comparative Results of Operations for the Three Months Ended March 31, 2025 and 2024

	Three Months Ended March 31,		Variance	Percent Change
	2025	2024
	(In thousands)
Products revenues	$69,328	$66,346	$2,982	4%
Cost of products sold	63,045	59,644	3,401	6%
Operating expenses	31	25	6	24%
Selling, general and administrative expenses	1,749	1,323	426	32%
Depreciation and amortization	758	796	(38)	(5)%
Operating income	$3,745	$4,558	$(813)	(18)%

NGL sales volumes (Bbls)	663	622	41	7%
Other specialty products volumes (Bbls)	81	80	1	1%
Total specialty products volumes (Bbls)	744	702	42	6%

Indirect Selling, General and Administrative Expenses

Comparative Results of Operations for the Three and Three Months Ended March 31, 2025 and 2024

	Three Months Ended March 31,		Variance	Percent Change
	2025	2024
	(In thousands)
Indirect selling, general and administrative expenses	$4,675	$3,836	$839	22%

Non-GAAP Financial Measures

The following tables reconcile the non-GAAP financial measurements used by management to our most directly comparable GAAP measures for the three months ended March 31, 2025 and 2024, which represents EBITDA, Adjusted EBITDA, Distributable Cash Flow, and Adjusted Free Cash Flow:

Reconciliation of Net Income (Loss) to EBITDA and Adjusted EBITDA

	Three Months Ended March 31,

	2025	2024
	(in thousands)
Net income (loss)	$(1,033)	$3,273
Adjustments:
Interest expense	14,107	13,842
Income tax expense	1,117	796
Depreciation and amortization	12,816	12,649
EBITDA	27,007	30,560
Adjustments:
Gain on disposition or sale of property, plant and equipment	(479)	(208)
Transaction expenses related to the terminated Merger with Martin Resource Management Corporation	827	—
Equity in loss of DSM Semichem LLC	209	—
Non-cash contractual revenue adjustment	221	—
Unit-based compensation	43	54
Adjusted EBITDA	$27,828	$30,406

Reconciliation of Net Cash Provided by Operating Activities to Adjusted EBITDA, Distributable Cash Flow, and Adjusted Free Cash Flow

	Three Months Ended March 31,

	2025	2024
	(in thousands)
Net cash provided by (used in) operating activities	$(6,019)	$10,109
Interest expense [1]	12,730	12,476
Current income tax expense	1,331	1,122
Transaction expenses related to the terminated Merger with Martin Resource Management Corporation	827	—
Non-cash contractual revenue adjustment	221	—
Changes in operating assets and liabilities which (provided) used cash:
Accounts and other receivables, inventories, and other current assets	573	(280)
Trade, accounts and other payables, and other current liabilities	19,037	7,228
Other	(872)	(249)
Adjusted EBITDA	27,828	30,406
Adjustments:
Interest expense	(14,107)	(13,842)
Income tax expense	(1,117)	(796)
Deferred income taxes	(214)	(326)
Amortization of debt discount	600	600
Amortization of deferred debt issuance costs	777	766
Payments for plant turnaround costs	(822)	(5,960)
Maintenance capital expenditures	(3,857)	(5,202)
Distributable Cash Flow	9,088	5,646
Principal payments under finance lease obligations	(4)	—
Expansion capital expenditures	(929)	(6,231)
Adjusted Free Cash Flow	$8,155	$(585)

1 Net of amortization of debt issuance costs and discount, which are included in interest expense but not included in net cash provided by (used in) operating activities.